Exhibit 99.1

ACTIVISION BLIZZARD ANNOUNCES FIRST QUARTER 2023 FINANCIAL RESULTS

First Quarter Net Bookings Grew 25% Year-Over-Year

First Quarter Mobile Net Bookings Grew Double-Digits Year-Over-Year

First Quarter GAAP Operating Income Grew Approximately 70% Year-Over-Year, Segment Operating Income Grew Approximately 30% Year-Over-Year

Santa Monica, CA – April 26, 2023 – Activision Blizzard, Inc. (Nasdaq: ATVI) today announced first quarter 2023 results.

Bobby Kotick, CEO of Activision Blizzard, shared, "In our 33rd year, Activision Blizzard is performing exceptionally well. Every one of our key intellectual properties continues to grow year-over-year, with Call of Duty once again a key driver of growth. Mobile net bookings grew double digits including another record quarter for King. Pre-sales for Diablo IV are strong. And none of this would be possible without our people, who deliver excellence for our players every single day. We remain confident that our deal with Microsoft benefits competition, consumers, and job creation in markets around the world, especially in the UK. The CMA’s report today does not reflect these realities, and we will work aggressively with Microsoft to reverse it on appeal."

Financial Metrics

	Q1
(in millions, except EPS)	2023	2022
GAAP Net Revenues	$2,383	$1,768
Impact of GAAP deferralsA	$(528)	$(287)

GAAP EPS	$0.93	$0.50
Non-GAAP EPS	$1.09	$0.64
Impact of GAAP deferralsA	$(0.49)	$(0.26)

Please refer to the tables at the back of this earnings release for a reconciliation of the company’s GAAP and non-GAAP results.

For the quarter ended March 31, 2023, Activision Blizzard’s net revenues presented in accordance with GAAP were $2.38 billion, as compared with $1.77 billion for the first quarter of 2022. GAAP net revenues from digital channels were $2.16 billion. GAAP operating margin was 34%. GAAP earnings per diluted share was $0.93, as compared with $0.50 for the first quarter of 2022. On a non-GAAP basis, Activision Blizzard’s operating margin was 40% and earnings per diluted share was $1.09, as compared with $0.64 for the first quarter of 2022.

Activision Blizzard generated $577 million in operating cash flow for the quarter as compared with $642 million for the first quarter of 2022.

Activision Blizzard Announces Q1 2023 Financial Results

Please refer to the tables at the back of this press release for a reconciliation of the company’s GAAP and non-GAAP results.

Operating Metrics
For the quarter ended March 31, 2023, Activision Blizzard’s net bookingsB were $1.86 billion, as compared with $1.48 billion for the first quarter of 2022. In-game net bookingsC were $1.29 billion, as compared with $1.01 billion for the first quarter of 2022.

For the quarter ended March 31, 2023, overall Activision Blizzard Monthly Active Users (MAUs)D were 368 million.

Microsoft Transaction
As announced on January 18, 2022, Microsoft plans to acquire Activision Blizzard for $95.00 per share in an all-cash transaction. The transaction has been approved by the boards of directors of both Activision Blizzard and Microsoft and by Activision Blizzard’s stockholders.

On April 26, 2023, the United Kingdom Competition and Markets Authority ("CMA") announced a decision to block the merger, stating that competition concerns arose in relation to cloud gaming and that Microsoft’s remedies addressing any concerns in cloud gaming were not sufficient. Activision Blizzard considers that the CMA’s decision is disproportionate, irrational and inconsistent with the evidence. Microsoft has announced its decision to appeal the CMA’s ruling, and Activision Blizzard intends to fully support Microsoft’s efforts on this appeal. Activision Blizzard continues to believe that the deal is pro-competitive, will bring Activision Blizzard content to more gamers, and will result in substantial benefits to consumers and developers in the UK and globally. The parties continue to fully engage with other regulators reviewing the transaction to obtain any required regulatory approvals.

Conference Call and Earnings Presentation
In light of the proposed transaction with Microsoft, and as is customary during the pendency of an acquisition, Activision Blizzard will not be hosting a conference call, issuing an earnings presentation, or providing detailed quantitative financial guidance in conjunction with its first quarter 2023 earnings release. For further detail and discussion of our financial performance, please refer to Activision Blizzard's upcoming Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Selected Business Highlights
Activision Blizzard continued to connect and engage the world through epic entertainment in the first quarter. Our talented teams are focused on delighting our communities and expanding our fully-owned intellectual properties across platforms, geographies and business models. Execution against our focused strategy fueled 25% growth in net bookings, approximately 70% growth in GAAP operating income, and approximately 30% growth in segment operating income, in each case on a year-over-year basis.

Activision Blizzard Announces Q1 2023 Financial Results
First quarter growth was broad-based, with net bookings increasing year-over-year in each of our five largest intellectual properties: Call of Duty®, Candy Crush®, Warcraft®, Overwatch®, and Diablo®. We continued to deliver strong results for our intellectual properties on the strategically-important mobile platform, with mobile net bookings growing double-digits year-over-year, driven by Candy Crush, Call of Duty Mobile and last year's launch of Diablo Immortal.

Our robust product pipeline, live game opportunity, and focus on operational discipline continue to create a foundation for strong financial performance for the full year. We remain cognizant of risks, including those related to our execution, economic conditions, the labor market and exchange rates, as well as headwinds for our professional esports business model. Nonetheless, we continue to expect at least high-teens year-over-year growth for GAAP revenue in 2023, and at least high-single digit year-over-year growth in net bookings and total segment operating income for the year.

Demand indicators for Diablo IV, which launches on June 6, are strong, although we continue to plan prudently. We expect Activision Blizzard second quarter GAAP revenue to grow at least 10%, net bookings to grow at least 30%, and total segment operating income to grow at least 40%, in each case on a year-over-year basis.

Activision
•Activision segment revenue grew 28% year-over-year in the first quarter. Broad-based growth across Call of Duty drove segment operating income to more than triple the year-ago level.

•Building on the record-setting launch of Call of Duty: Modern WarfareTM II last October, premium Call of Duty game sales in the first quarter were significantly higher than in the year-ago quarter. Activision’s expanded teams are delivering substantial post-launch content for both the premium game and the free-to-play WarzoneTM 2.0 experience. New content, modes and gameplay enhancements have had a positive impact on engagement, and Activision is planning more compelling live services for the coming months.

•Call of Duty in-game net bookings on console and PC grew strongly year-over-year in the first quarter. Call of Duty Mobile net bookings also grew year-over-year, driven by enhancements to the player experience and live operations.

•Activision’s teams are working hard on the next full annual premium release in the blockbuster series and Call of Duty: Warzone MobileTM, both slated for later this year. On June 20, Activision will launch Crash Team Rumble, a team-based brawler featuring characters from the beloved Crash universe, on Xbox and PlayStation.

Blizzard
•Blizzard segment revenue increased 62% year-over-year in the first quarter, with each of Warcraft, Overwatch and Diablo contributing to growth. Segment operating income was broadly stable year-over-year, reflecting higher development and marketing costs, including launch investment ahead of the second quarter release of Diablo IV.

Activision Blizzard Announces Q1 2023 Financial Results
•The Overwatch and World of Warcraft teams delivered substantial in-game content and live operations to excite and sustain their communities following major product launches in the fourth quarter. Following the November release of the DragonflightTM expansion for the Modern game, our World of Warcraft team is delivering more content faster than ever before, and subscriber retention in the West is higher than at the equivalent stage of recent Modern expansions. While Overwatch engagement moderated versus the Overwatch 2 launch quarter, hours played were approximately twice the levels seen prior to the release of the free-to-play experience. Season 3, which launched in February, drove strong retention and consistent player investment versus the prior season.

•Diablo ImmortalTM on mobile and PC also contributed to Blizzard’s first quarter net bookings growth, with the game experiencing stable trends across engagement, retention and player investment. Elsewhere on mobile, Warcraft: Arclight RumbleTM, an action strategy game internally-developed at Blizzard, continues to progress well through regional testing.

•Diablo IV, the next major installment in the genre-defining series, will launch on PC and console on June 6. Public testing of the game in March saw very high engagement and positive feedback, and pre-sales are strong. This ambitious title will serve as the launch for a compelling live service, with regular seasons and story-driven expansions planned to drive engagement for many years to come.

King
•In the quarter that marked its 20th anniversary, King continues to deliver excellent financial performance, reflecting strong execution and deep expertise in optimizing live operations and user acquisition. First quarter segment revenue grew 8% year-over-year, equivalent to low double-digit growth on a constant currency basisE. King’s first quarter segment operating income was little changed year-over-year due to increased investment in marketing, which is expected to contribute to operating income growth in future quarters.

•In-game net bookings increased 11% year-over-year, driven by the Candy Crush franchise. King continues to launch and optimize new seasonal content, features and events to engage its community, and attract lapsed and new players. The March 23 launch of the latest Candy Crush All Stars tournament, where players compete in Candy Crush SagaTM for a chance to appear in the live finals, drove incremental growth in installs and player investment at the end of the first quarter and into April.

•Candy Crush payer numbers again grew year-over-year, and Candy Crush was the top-grossing game franchise in the U.S. app stores1 for the 23rd quarter in a row.

•Amid a weak macro environment for digital advertising, King advertising revenue fell due to declines in business with partner networks. King continues to invest in innovative ad product offerings to fuel further growth in its direct business with brand advertisers.

Activision Blizzard Announces Q1 2023 Financial Results
•King is already starting to see benefits from last June’s acquisition of Peltarion, an AI company. Peltarion’s technology is helping King to accelerate the production and testing of live operations and to offer more relevant game content to players, with the acquisition set to deliver a meaningful financial benefit in its first full year.

Balance Sheet
•Cash and short-term investments at the end of the first quarter stood at $12.6 billion, and Activision Blizzard ended the quarter with a net cashF position of approximately $8.9 billion.

Activision Blizzard Disclosure Channels to Disseminate Information
Activision Blizzard, Inc. (“Activision Blizzard”) discloses information to the public concerning Activision Blizzard, Activision Blizzard’s products, content and services, and other items through a variety of disclosure channels in order to achieve broad, non-exclusionary distribution of information to the public. Some of the information distributed through these disclosure channels may be considered material information. Investors and others are encouraged to review the information we make public in the locations below.2 This list may be updated from time to time.

•For information concerning Activision Blizzard and its products, content and services, please visit: https://www.activisionblizzard.com.
•For information provided to the investment community, including news releases, events and presentations, and filings with the U.S. Securities and Exchange Commission, please visit: https://investor.activision.com.
•For the latest information from Activision Blizzard, including press releases and the Activision Blizzard blog, please visit: https://www.activisionblizzard.com/newsroom.
•For additional information, please follow Activision Blizzard’s and Lulu Cheng Meservey’s (Activision Blizzard’s Executive Vice President, Corporate Affairs and Chief Communications Officer) Twitter accounts: https://twitter.com/atvi_ab and https://twitter.com/lulumeservey. Except with respect to communications regarding Activision Blizzard, Ms. Meservey’s social media communications from https://twitter.com/lulumeservey are personal communications of Ms. Meservey and are not communications on behalf of Activision Blizzard.

About Activision Blizzard
Our mission, to connect and engage the world through epic entertainment, has never been more important. Through communities rooted in our video games we enable hundreds of millions of people to experience joy, thrill and achievement. We enable social connections through the lens of fun, and we foster purpose and a sense of accomplishment through healthy competition. Like sport, but with greater accessibility, our players can find purpose and meaning through competitive gaming. Video games, unlike any other social or entertainment media, have the ability to break down the barriers that can inhibit tolerance and understanding. Celebrating differences is at the core of our culture and ensures we can create games for players of diverse backgrounds in the 190 countries our games are played.

Activision Blizzard Announces Q1 2023 Financial Results
As a member of the Fortune 500 and as a component company of the S&P 500, we have an extraordinary track record of delivering superior shareholder returns for over 30 years. Our sustained success has enabled the company to support corporate social responsibility initiatives that are directly tied to our games. As an example, our Call of Duty Endowment has helped find employment for over 100,000 veterans.

Learn more information about Activision Blizzard and how we connect and engage the world through epic entertainment on the company's website, www.activisionblizzard.com2.

1 Based on data.ai Intelligence

2 These corporate websites and social media channels, and the contents thereof, are not incorporated by reference into this press release nor deemed filed with the U.S. Securities and Exchange Commission.

A Net effect of accounting treatment from revenue deferrals on certain of our online-enabled products. Since certain of our games are hosted online or include significant online functionality that represents a separate performance obligation, we defer the transaction price allocable to the online functionality from the sale of these games and then recognize the attributable revenues over the relevant estimated service periods, which are generally less than a year. The related cost of revenues is deferred and recognized as an expense as the related revenues are recognized. Impact from changes in deferrals refers to the net effect from revenue deferrals accounting treatment for the purposes of revenues, along with, for the purposes of EPS, the related cost of revenues deferrals treatment and the related tax impacts. Internally, management excludes the impact of this change in deferred revenues and related cost of revenues when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Management believes this is appropriate because doing so enables an analysis of performance based on the timing of actual transactions with our customers. In addition, management believes excluding the change in deferred revenues and the related cost of revenues provides a much more timely indication of trends in our operating results.

B Net bookings is an operating metric that is defined as the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others, and is equal to net revenues excluding the impact from deferrals.

C In-game net bookings primarily includes the net amount of microtransactions and downloadable content sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

Activision Blizzard Announces Q1 2023 Financial Results
D Monthly Active User (“MAU”) Definition: We monitor MAUs as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.

E Year-over-year growth on a constant currency basis is calculated by translating current quarter local currency amounts to U.S. dollars based on prior period exchange rates. These amounts are compared to the prior period to derive constant-currency year-over-year performance. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of currency rate fluctuations.
•Total net bookings increased by 25% year-over-year for the first quarter of 2023. On a constant currency basis, total net bookings increased 29% year-over-year for the first quarter of 2023 as currency rate changes negatively impacted year-over-year growth in the quarter by 4 percentage points.
•Activision segment net revenues grew by 28% year-over-year, Blizzard segment net revenues grew by 62%, and King segment net revenues grew by 8% for the first quarter of 2023. On a constant currency year-over-year basis, Activision segment net revenue grew 30%, Blizzard segment net revenue grew 67%, and King segment net revenue grew 11% for the first quarter of 2023, as currency rate changes negatively impacted Activision segment net revenue year-over-growth by 2 percentage points, Blizzard segment net revenue year-over-growth by 5 percentage points, and King segment net revenue year-over-growth by 3 percentage points.

F Net cash is defined as cash and cash equivalents ($9.2B as of March 31, 2023) and short-term investments ($3.4B as of March 31, 2023) minus gross debt ($3.7B as of March 31, 2023).

Non-GAAP Financial Measures: As a supplement to our financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Activision Blizzard presents certain non-GAAP measures of financial performance. These non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or as more important than, the financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the items associated with the company’s results of operations as determined in accordance with GAAP.

Activision Blizzard Announces Q1 2023 Financial Results
Activision Blizzard provides net income (loss), earnings (loss) per share, and operating margin data and guidance both including (in accordance with GAAP) and excluding (non-GAAP) certain items. When relevant, the company also provides constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of currency rate fluctuations. In addition, Activision Blizzard provides EBITDA (defined as GAAP net income (loss) before interest (income) expense, income taxes, depreciation, and amortization) and adjusted EBITDA (defined as non-GAAP operating margin (see non-GAAP financial measure below) before depreciation). The non-GAAP financial measures exclude the following items, as applicable in any given reporting period and our outlook:

•expenses related to share-based compensation, including liability awards accounted for under ASC 718;
•the amortization of intangibles from purchase price accounting;
•fees and other expenses related to mergers and acquisitions, including related debt financings, and refinancing of long-term debt, including penalties and the write off of unamortized discount and deferred financing costs;
•restructuring and related charges;
•expenses related to the wind down of our partnership with NetEase in China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023;
•other non-cash charges from reclassification of certain cumulative translation adjustments into earnings as required by GAAP;
•the income tax adjustments associated with any of the above items (tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results); and
•significant discrete tax-related items, including amounts related to changes in tax laws, amounts related to the potential or final resolution of tax positions, and other unusual or unique tax-related items and activities.

In the future, Activision Blizzard may also consider whether other items should also be excluded in calculating the non-GAAP financial measures used by the company. Management believes that the presentation of these non-GAAP financial measures provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance. In particular, the measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of Activision Blizzard by excluding certain items that may not be indicative of the company’s core business, operating results, or future outlook. Additionally, we consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Internally, management uses these non-GAAP financial measures, along with others, in assessing the company’s operating results, and measuring compliance with the requirements of the company’s debt financing agreements, as well as in planning and forecasting.

Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and the terms non-GAAP net income, non-GAAP earnings per share, non-GAAP operating margin, and non-GAAP or adjusted EBITDA do not have a standardized meaning. Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.

Activision Blizzard Announces Q1 2023 Financial Results

Management compensates for the limitations resulting from the exclusion of these items by considering the impact of the items separately and by considering Activision Blizzard’s GAAP, as well as non-GAAP, results and outlook, and by presenting the most comparable GAAP measures directly ahead of non-GAAP measures, and by providing a reconciliation that indicates and describes the adjustments made.

Cautionary Note Regarding Forward-looking Statements: The statements contained herein that are not historical facts are forward-looking statements including, but not limited to statements about: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow, or other financial items; (2) statements of our plans and objectives, including those related to releases of products or services; (3) statements of future financial or operating performance, including the impact of tax items thereon; (4) statements regarding the proposed transaction between Activision Blizzard and Microsoft pursuant to the Agreement and Plan of Merger, dated as of January 18, 2022, by and among Activision Blizzard, Microsoft, and Anchorage Merger Sub Inc., a wholly owned subsidiary of Microsoft (the “Merger Agreement” and such transaction, “the proposed transaction with Microsoft”), including any statements regarding the expected timetable for completing the proposed transaction with Microsoft, the ability to complete the proposed transaction with Microsoft, and the expected benefits of the proposed transaction with Microsoft; and (5) statements of assumptions underlying such statements. Activision Blizzard, Inc. generally uses words such as “outlook,” “forecast,” “will,” “could,” “should,” “would,” “to be,” “plan,” “aims,” “believes,” “may,” “might,” “expects,” “intends,” “seeks,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and the negative version of these words and other similar words and expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management’s current expectations, estimates, and projections about our business, and are inherently uncertain and difficult to predict.

We caution that a number of important factors, many of which are beyond our control, could cause our actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to: the risk that the proposed transaction with Microsoft may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock; the failure to satisfy the conditions to the consummation of the proposed transaction with Microsoft, including the receipt of certain governmental and regulatory approvals (which may or may not be received on a timely basis or at all); the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the proposed transaction with Microsoft on our business relationships, operating results, and business generally; risks that the proposed transaction with Microsoft disrupts our current plans and operations and potential difficulties in employee retention and recruitment as a result of the proposed transaction with Microsoft; risks related to diverting management’s attention from ongoing business operations; the outcome of any legal proceedings that have been or may be instituted against us related to the Merger Agreement or the transactions contemplated thereby; restrictions during the pendency of the proposed transaction with Microsoft that may impact our ability to pursue certain business opportunities or strategic transactions; uncertainty about current and future economic conditions and other adverse changes in general political conditions in any of the major countries in which we do business; decline in demand for our products and services if general economic conditions decline; fluctuations in currency exchange rates; our ability to deliver popular, high-quality content in a timely manner; negative impacts on our business resulting from concerns regarding our workplace, including associated legal proceedings; our ability to attract, retain, and motivate skilled personnel; future impacts from COVID-19; the level of demand for our games and products; our ability to meet customer expectations with respect to our brands, games, services, and/or business practices; competition; our reliance on a relatively small number of franchises for a significant portion of our revenues and profits; negative impacts from the results of collective bargaining, legal proceedings related to unionization, or campaigns by unions directed at our workforce; our ability to adapt to rapid technological

Activision Blizzard Announces Q1 2023 Financial Results
change and allocate our resources accordingly; the increasing importance of digital sales and the risks of that business model; our ability to effectively manage the scope and complexity of our business, including risks related to our professional esports business model; our reliance on third-party platforms, which are also our competitors, for the distribution of products; our dependence on the success and availability of video game consoles manufactured by third parties and our ability to develop commercially successful products for these consoles; the increasing importance of free-to-play games and the risks of that business model; the risks and uncertainties of conducting business outside the U.S., including the need for regulatory approval to operate, the relatively weaker protection for our intellectual property rights, and the impact of cultural differences on consumer preferences; insolvency or business failure of any of our business partners; the importance of retail sales to our business and the risks of that business model; any difficulties in integrating acquired businesses or realizing the anticipated benefits of strategic transactions; seasonality in the sale of our products; fluctuation in our recurring business; the risk of distributors, retailers, development, and licensing partners or other third parties being unable to honor their commitments or otherwise putting our brand at risk; our reliance on tools and technologies owned by third parties; our use of open source software; risks associated with undisclosed content or features in our games; impact of objectionable consumer- or other third-party-created content on our operating results or reputation; outages, disruptions, or degradations in our services, products, and/or technological infrastructure; cybersecurity-related attacks, significant data breaches, fraudulent activity, or disruption of our information technology systems or networks; significant disruption during our live events; catastrophic events; climate change; provisions in our corporate documents and Delaware state law that could delay or prevent a change of control; other legal proceedings; increasing regulation in key territories over our business, products, and distribution; changes in government regulation relating to the Internet; our compliance with evolving data privacy laws and regulations; scrutiny regarding the appropriateness of the content in our games and our ability to receive target ratings for certain titles; changes in tax rates and/or tax laws and exposure to additional tax liabilities; changes in financial accounting standards or the application of existing or future standards as our business evolves; and the other factors included in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission.

The forward-looking statements contained herein are based on information available to Activision Blizzard, Inc. as of the date of this filing, and we assume no obligation to update any such forward-looking statements. Actual events or results may differ from those expressed in forward-looking statements. As such, you should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained herein primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results, prospects, strategy, and financial needs. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

Activision Blizzard, Inc.

Investors and Analysts:
ir@activisionblizzard.com
or
Press:
pr@activisionblizzard.com

###
(Tables to Follow)

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in millions)

	Three Months Ended March 31,
	2023	2022
Net revenues
Product sales	$695	$386
In-game, subscription, and other revenues	1,688	1,382
Total net revenues	2,383	1,768

Costs and expenses
Cost of revenues—product sales:
Product costs	136	91
Software royalties and amortization	101	81
Cost of revenues—in-game, subscription, and other:
Game operations and distribution costs	363	288
Software royalties and amortization	65	19
Product development	402	346
Sales and marketing	278	252
General and administrative	238	212
Total costs and expenses	1,583	1,289

Operating income	800	479

Interest expense from debt	27	27
Other (income) expense, net	(122)	(13)
Income before income tax expense	895	465

Income tax expense	155	70

Net income	$740	$395

Basic earnings per common share	$0.94	$0.51
Weighted average common shares outstanding	785	780

Diluted earnings per common share	$0.93	$0.50
Weighted average common shares outstanding assuming dilution	792	786

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in millions)

	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$9,236	$7,060
Held-to-maturity investments	3,280	4,932
Accounts receivable, net	764	1,204
Software development	715	640
Other current assets	524	633
Total current assets	14,519	14,469
Software development	622	641
Property and equipment, net	199	193
Deferred income taxes, net	1,180	1,201
Other assets	507	508
Intangible assets, net	437	442
Goodwill	9,929	9,929
Total assets	$27,393	$27,383

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$177	$324
Deferred revenues	1,653	2,088
Accrued expenses and other liabilities	987	1,143
Total current liabilities	2,817	3,555
Long-term debt, net	3,611	3,611
Deferred income taxes, net	32	158
Other liabilities	818	816
Total liabilities	7,278	8,140

Shareholders' equity
Common stock	—	—
Additional paid-in capital	12,396	12,260
Treasury stock	(5,563)	(5,563)
Retained earnings	13,911	13,171
Accumulated other comprehensive loss	(629)	(625)
Total shareholders’ equity	20,115	19,243
Total liabilities and shareholders’ equity	$27,393	$27,383

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
SUPPLEMENTAL CASH FLOW INFORMATION
(Amounts in millions)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	Year over Year
	2022	2022	2022	2022	2023	% Increase (Decrease)
Cash Flow Data
Operating Cash Flow	$642	$198	$257	$1,123	$577	(10)%
Capital Expenditures	15	37	15	24	37	147
Non-GAAP Free Cash Flow[1]	$627	$161	$242	$1,099	$540	(14)

Operating Cash Flow - TTM[2]	$2,212	$2,022	$1,758	$2,220	$2,155	(3)
Capital Expenditures - TTM[2]	73	96	88	91	113	55
Non-GAAP Free Cash Flow[1] - TTM[2]	$2,139	$1,926	$1,670	$2,129	$2,042	(5)%
1Non-GAAP free cash flow represents operating cash flow minus capital expenditures.
2TTM represents trailing twelve months. Operating Cash Flow for three months ended June 30, 2021, three months ended September 30, 2021, and three months ended December 31, 2021, were $388 million, $521 million, and $661 million, respectively. Capital Expenditures for the three months ended June 30, 2021, three months ended September 30, 2021, and three months ended December 31, 2021, were $14 million, $23 million, and $21 million, respectively.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended March 31, 2023	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$2,383	$136	$101	$363	$65	$402	$278	$238	$1,583
Share-based compensation[1]	—	—	(19)	(1)	(4)	(54)	(9)	(37)	(124)
Amortization of intangible assets[2]	—	—	—	—	(3)	—	—	(1)	(4)
Partnership wind down and related costs[3]	—	—	—	—	—	—	—	(4)	(4)
Merger and acquisition-related fees and other expenses[4]	—	—	—	—	—	—	—	(21)	(21)
Non-GAAP Measurement	$2,383	$136	$82	$362	$58	$348	$269	$175	$1,430
Net effect of deferred revenues and related cost of revenues[5]	$(528)	$(20)	$(32)	$(7)	$2	$—	$—	$—	$(57)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$800	$740	$0.94	$0.93
Share-based compensation[1]	124	124	0.16	0.16
Amortization of intangible assets[2]	4	4	0.01	0.01
Partnership wind down and related costs[3]	4	4	—	—
Merger and acquisition-related fees and other expenses[4]	21	21	0.03	0.03
Income tax impacts from items above[6]	—	(27)	(0.04)	(0.04)
Non-GAAP Measurement	$953	$866	$1.10	$1.09
Net effect of deferred revenues and related cost of revenues[5]	$(471)	$(393)	$(0.50)	$(0.49)

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects expenses related to the wind down of our partnership with NetEase, Inc. ("NetEase") in Mainland China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023.
4Reflects fees and other expenses related to our proposed transaction with Microsoft Corporation ("Microsoft"), primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
6Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended March 31, 2022	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Total Costs and Expenses
GAAP Measurement	$1,768	$91	$81	$288	$19	$346	$252	$212	$1,289
Share-based compensation[1]	—	—	(4)	(2)	—	(53)	(15)	(24)	(98)
Amortization of intangible assets[2]	—	—	—	—	—	—	—	(2)	(2)
Restructuring and related costs[3]	—	—	—	—	—	—	—	2	2
Merger and acquisition-related fees and other expenses[4]	—	—	—	—	—	—	—	(32)	(32)
Non-GAAP Measurement	$1,768	$91	$77	$286	$19	$293	$237	$156	$1,159
Net effect of deferred revenues and related cost of revenues[5]	$(287)	$(14)	$(38)	$(2)	$2	$—	$—	$—	$(52)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$479	$395	$0.51	$0.50
Share-based compensation[1]	98	98	0.13	0.13
Amortization of intangible assets[2]	2	2	—	—
Restructuring and related costs[3]	(2)	(2)	—	—
Merger and acquisition-related fees and other expenses[4]	32	32	0.04	0.04
Income tax impacts from items above[6]	—	(24)	(0.03)	(0.03)
Non-GAAP Measurement	$609	$501	$0.64	$0.64
Net effect of deferred revenues and related cost of revenues[5]	$(235)	$(204)	$(0.26)	$(0.26)

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives.
4Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
6Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

Three Months Ended	March 31, 2023				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$580	$435	$739	$1,754	$127	$170	$57	$354
Intersegment net revenues[1]	—	8	—	8	—	(1)	—	(1)
Segment net revenues	$580	$443	$739	$1,762	$127	$169	$57	$353

Segment operating income	$179	$56	$241	$476	$120	$3	$(2)	$121

Operating Margin				27.0%

	March 31, 2022
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$453	$265	$682	$1,400
Intersegment net revenues[1]	—	9	—	9
Segment net revenues	$453	$274	$682	$1,409

Segment operating income	$59	$53	$243	$355

Operating Margin				25.2%
1Intersegment revenues reflect licensing and service fees charged between segments.

Our operating segments are consistent with the manner in which our operations are reviewed and managed by our Chief Executive Officer, who is our chief operating decision maker (“CODM”). The CODM reviews segment performance exclusive of: the impact of the change in deferred revenues and related cost of revenues with respect to certain of our online-enabled games; share-based compensation expense (including liability awards accounted for under ASC 718); amortization of intangible assets as a result of purchase price accounting; fees and other expenses (including legal fees, costs, expenses and accruals) related to acquisitions, associated integration activities, and financings; certain restructuring and related costs; certain partnership wind down related costs; and other non-cash charges. See the following page for the reconciliation tables of segment revenues and operating income to consolidated net revenues and consolidated income before income tax expense.

Our operating segments are also consistent with our internal organization structure, the way we assess operating performance and allocate resources, and the availability of separate financial information. We do not aggregate operating segments.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

	Three Months Ended March 31,
	2023	2022
Reconciliation to consolidated net revenues:
Segment net revenues	$1,762	$1,409
Revenues from non-reportable segments[1]	101	81
Net effect from recognition (deferral) of deferred net revenues[2]	528	287
Elimination of intersegment revenues[3]	(8)	(9)
Consolidated net revenues	$2,383	$1,768

Reconciliation to consolidated income before income tax expense:
Segment operating income	$476	$355
Operating income (loss) from non-reportable segments[1]	6	19
Net effect from recognition (deferral) of deferred net revenues and related cost of revenues[2]	471	235
Share-based compensation expense[4]	(124)	(98)
Amortization of intangible assets	(4)	(2)
Restructuring and related costs[5]	—	2
Partnership wind down and related costs[6]	(4)	—
Merger and acquisition-related fees and other expenses[7]	(21)	(32)
Consolidated operating income	800	479
Interest expense from debt	27	27
Other (income) expense, net	(122)	(13)
Consolidated income before income tax expense	$895	$465

1Includes other income and expenses outside of our reportable segments, including our distribution business and unallocated corporate income and expenses.
2Reflects the net effect from (deferral) of revenues and recognition of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.
3Intersegment revenues reflect licensing and service fees charged between segments.
4Reflects expenses related to share-based compensation.
5Reflects restructuring initiatives.
6Reflects expenses related to the wind down of our partnership with NetEase in Mainland China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023.
7Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY DISTRIBUTION CHANNEL
(Amounts in millions)

	Three Months Ended
	March 31, 2023		March 31, 2022		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Distribution Channel
Digital online channels[2]	$2,157	91%	$1,589	90%	$568	36%
Retail channels	104	4	85	5	19	22
Other[3]	122	5	94	5	28	30
Total consolidated net revenues	$2,383	100%	$1,768	100%	$615	35

Change in deferred revenues[4]
Digital online channels[2]	$(448)		$(222)
Retail channels	(69)		(64)
Other[3]	(11)		(1)
Total changes in deferred revenues	$(528)		$(287)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from Digital online channels represent revenues from digitally-distributed downloadable content, microtransactions, subscriptions, and products, as well as licensing royalties.
3Net revenues from Other primarily include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY PLATFORM
(Amounts in millions)

	Three Months Ended
	March 31, 2023		March 31, 2022		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Platform
Console	$639	27%	$484	27%	$155	32%
PC	666	28	383	22	283	74
Mobile and ancillary[2]	956	40	807	46	149	18
Other[3]	122	5	94	5	28	30
Total consolidated net revenues	$2,383	100%	$1,768	100%	$615	35

Change in deferred revenues[4]
Console	$(282)		$(221)
PC	(203)		(80)
Mobile and ancillary[2]	(32)		15
Other[3]	(11)		(1)
Total changes in deferred revenues	$(528)		$(287)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from Mobile and ancillary primarily include revenues from mobile devices.
3Net revenues from Other primarily include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY GEOGRAPHIC REGION
(Amounts in millions)

	Three Months Ended
	March 31, 2023		March 31, 2022		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Geographic Region
Americas	$1,378	58%	$1,016	57%	$362	36%
EMEA[2]	699	29	527	30	172	33
Asia Pacific	306	13	225	13	81	36
Total consolidated net revenues	$2,383	100%	$1,768	100%	$615	35

Change in deferred revenues[3]
Americas	$(323)		$(174)
EMEA[2]	(164)		(93)
Asia Pacific	(41)		(20)
Total changes in deferred revenues	$(528)		$(287)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from EMEA consist of the Europe, Middle East, and Africa geographic regions.
3Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(Amounts in millions)

					Trailing Twelve Months Ended
	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
GAAP Net Income	$280	$435	$403	$740	$1,858
Interest expense from debt	27	27	27	27	108
Other income (expense), net	(10)	(42)	(117)	(122)	(291)
Provision for income taxes	41	65	55	155	316
Depreciation and amortization	25	29	28	21	103
EBITDA	363	514	396	821	2,094

Share-based compensation expense[1]	100	102	161	124	487
Restructuring and related costs[2]	(3)	2	—	—	(1)
Partnership wind down and related costs[3]	—	—	27	4	31
Merger and acquisition-related fees and other expenses[4]	16	10	10	21	57
Adjusted EBITDA	$476	$628	$594	$970	$2,668

Change in deferred net revenues and related cost of revenues[5]	$(1)	$25	$1,059	$(471)	$612

1Reflects expenses related to share-based compensation.
2Reflects restructuring initiatives.
3Reflects expenses related to the wind down of our partnership with NetEase in Mainland China in regards to licenses covering the publication of several Blizzard titles which expired in January 2023.
4Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING METRICS
(Amounts in millions)

Net Bookings1

	Three Months Ended March 31,
	2023	2022	$ Increase (Decrease)	% Increase (Decrease)
Net bookings[1]	$1,855	$1,481	$374	25%
In-game net bookings[2]	$1,289	$1,011	$278	27%

1We monitor net bookings as a key operating metric in evaluating the performance of our business because it enables an analysis of performance based on the timing of actual transactions with our customers and provides more timely indications of trends in our operating results. Net bookings is the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others. Net bookings is equal to net revenues excluding the impact from deferrals.
2In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

Monthly Active Users3

	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023
Activision	100	94	97	111	98
Blizzard	22	27	31	45	27
King	250	240	240	233	243
Total MAUs	372	361	368	389	368

3We monitor monthly active users (“MAUs”) as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.